Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

ICZOOM GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Previously paid	Equity	Units, each consisting of one Class A Ordinary Share, par value $0.16 per share, and up to two warrants with each Warrant to purchase one Class A Ordinary Share(s)	Rule 457(o)	-	-	$12,000,000	$0.00014760	$1,771.20
	Equity	Ordinary shares included as part of the Units	Rule 457(o)	-	-	-	-	-
	Equity	Warrants included as part of the Units(3)	Rule 457(g)	-	-	-	-	-
	Equity	Class A Ordinary Shares issuable upon the exercise of Warrants(2)	Rule 457(g)	-	-	$24,000,000	0.00014760	$3,542.40
	Equity	Placement Agent Warrants(3)	Rule 457(g)	-	-	-	-	-
	Equity	Class A Ordinary Shares issuable upon the exercise of Placement Agent Warrants(4)	Rule 457(g)	-	-	$600,000	0.00014760	$88.56

	Total Offering Amounts			-	-	$36,600,000	0.00014760	$5,402.16
	Total Fees Previously Paid							1,771.20	(5)
	Total Fee Offsets
	Net Fee Due							$3,630.96

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the Class A Ordinary Shares underlying the Warrants based on 200% the maximum aggregate offering price of the Units.

(3)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying Class A ordinary shares.

(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue Placement Agent Warrants to purchase up to 5% of the Class A Ordinary Shares sold in this Offering, and accordingly have calculated the proposed maximum aggregate offering price of the Class A Ordinary Shares underlying the Placement Agent Warrants based on 5% of the maximum aggregate offering price of the Units.

(5)	The Company has made a payment of $1,771.20 in connection with the filing of this Registration Statement on F-1 (File No.: 333-275708) (the “Registration Statement”) on November 22, 2023. In connection with the Amendment No. 4 to the Registration Statement (the “Amendment Filing), the Company needs to make a payment for the total registration fee of $5,402.16. The Company has made payment for the remaining $3,630.96 registration fee with this Amendment Filing.